RAPIDTRON, INC.

Unaudited Financial Statements
Year Ended December 31, 2002

Table of Contents

Page
Number

Balance Sheet - December 31, 2002                                                                                                                               F-1

Statement of Net (Loss) - Year Ended December 31, 2002                                                                                            F-2

Statement of Cash Flows - Year Ended December 31, 2002                                                                                           F-3

Notes to Financial Statements                                                                                                                                F-4 - F-6

RAPIDTRON, INC.

Balance Sheet
December 31, 2002

ASSETS

Current Assets
Cash	$10,834
Accounts Receivable, Net	88,159
Inventory, Net	186,116
Note receivable from stockholder	196,217
Prepaid Expenses	59,471
Total current assets	540,797

Property and equipment	19,552
Less Accumulated Depreciation	(4,965)
Net Property and Equipment	14,587

Deposits	13,901

$569,285

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
Accounts payable	$845,002
Accrued Liabilities	116,057
Accrued Taxes	24,685
Line of Credit	140,000
Current Portion of Long-Term Debt	806
Notes Payable - Stockholders	103,763
Due to Related Party - Equus	318,175
Total Current Liabilities	1,978,488

Long-Term Debt	3,622

Total Liabilities	1,982,110

Stockholders' (deficit)
Common stock, $.001 par value, authorized 20,000,000 shares,10,120,000 shares issued and outstanding	10,120
Preferred stock, $.001 par value, authorized 5,000,000 shares, no shares issued and outstanding	--
Additional paid-in capital	74,865
Net income (Loss) Current Year	(504,967)
Retained Earnings	(992,843)
Total stockholders' (Deficit)	(1,412,825)

Total Liabilities and Stockholders' Equity	$569,285

See accompanying notes to financials statements.

RAPIDTRON, INC.

Statement of Net (Loss)
Year Ended December 31, 2002

Gross Revenues
Transit	$1,372,053
Fitness	48,287
Winter / Summer Resorts	181,189
Entertainment	65,351
Universities	21,585
Total Gross Revenues	1,688,465
Discounts	3,195
Returns	-
Warranties	-
Net Revenues	1,685,270

Cost Of Goods Sold
Transit	734,379
Fitness	22,587
Winter/ Summer Resorts	86,525
Entertainment	28,443
Universities	11,656
Cost of Goods Returns	-
Total Cost Of Goods	883,590

Gross Margin	801,680

Operating Expenses
General & Administrative Expenses	1,282,616
Other Income/ Expenses	24,031
Total	1,306,646

Net Income (Loss)	$(504,967)

See accompanying notes to financials statements.

RAPIDTRON, INC.

Statement of Cash Flows
Year Ended December 31, 2002
Net (loss)	$(504,967)

Adjustments to reconcile net (loss) to net cash (applied) from operating activities:
Depreciation and amortization	4,542
$(500,424)

Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	(78,987)
Inventory	(142,655)
Prepaid expenses	(36,083)
Deposits	(1,521)
Increase (decrease) in:
Accounts payable	609,898
Accrued salaries	52,063
Accrued taxes	24,685
Due to affiliate	(472,599)
(45,199)

Net Cash (applied) from Operating Activities	$(545,623)

Cash flows from investing activities
Acquisitions of property and equipment	(13,612)
Loan to stockholder	(6,854)
(20,466)

Net cash from financing activities
Proceeds from bank line of credit	140,000
Proceeds from note payable	430,000
Proceeds from note payable to stockholder	398
570,398

Net increase in cash	$4,309

Cash at beginning of year	$6,525

Cash at end of year	$10,834

See accompanying notes to financials statements.

RAPIDTRON, INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - Rapidtron, Inc. (the Company) is a provider of access control equipment that uses radio frequency technology ("RF") for the ski, transportation, and fitness industries. The accompanying unaudited financial statements include only normal recurring adjustments necessary for a fair presentation of the Company's financial position as of December 31, 2002, and the results of operations and cash flows for the period then ended.

Concentration of Credit Risk - The Company provides its services to customers throughout the United States. The Company's sales are not materially dependent on a small group of customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

Inventory - Inventory is stated at the lower of cost (first-in, first-out) or market value. Inventory consists primarily of component access control equipment.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided on the straight-line method over the following useful lives, in years, of the respective assets as follows:

Computer and office equipment          5
Furniture and fixtures                         7

Leasehold improvements are amortized over the shorter of the term of the lease or the life of the improvement.

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

Revenue Recognition - The Company's sales transactions incorporate the sale of access control equipment and installation. At the time a sales order is placed, some customers may be required to submit a deposit with the purchase order. Deposits are only recognized as revenue when the equipment is shipped.

Revenue related to product sales are recognized when all of the following criteria have been met: persuasive evidence for an arrangement with an unrelated party exists; delivery or performance has occurred and been accepted; the fee is fixed and determinable; and collectibility is reasonably assured. When the Company is contractually obligated to provide installation services, the recognition of revenue is deferred until installation is complete and accepted by the customer.

The Company provides a one-year warranty on parts and labor, and does not provide the customer with a right of return. In accordance with SFAS 48 `Revenue Recognition When Right of Return Exists", revenue is recorded net of allowance for estimated warranty costs. Such reserve is based upon management's evaluation of limited historical experience, current industry trends and estimated costs. At December 31, 2002, management determined that no reserve for warranty expense was necessary.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold in the accompanying statement of operations in accordance with EITF 00-10 "Accounting for Shipping and Handling Fees and Costs". Such costs were immaterial to the statement of operations as of December 31, 2002.

RAPIDTRON, INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2002

Income Taxes - The Company provides for income taxes based upon earnings reported for financial statement purposes. The tax provision for the period ended December 31, 2002 was none.

Advertising Expense - The Company expenses advertising costs as they are incurred. Total advertising expense was $ 91,606.14 for the year ended December 31, 2002. Total trade-show marketing expense was $105,769 for the year ended December 31, 2002.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - NOTE RECEIVABLE FROM STOCKHOLDER

The Company has an outstanding note receivable from a stockholder of the Company. The note bears monthly interest at prime rate (prime rate at December 31, 2002 was 4.75%). The note receivable balance and any unpaid accrued outstanding interest are due on demand. The outstanding note receivable balance at December 31, 2002 was $196,217.

NOTE 3 - NOTES PAYABLE TO STOCKHOLDERS

The Company has outstanding notes payable to stockholders of the Company. The notes are unsecured bearing monthly interest at prime rate (prime rate at December 31, 2002 was 4.75%). The notes payable and any unpaid accrued interest are due on demand. Total notes payable outstanding at December 31, 2002 was $103,763.

NOTE 4 - DUE TO AFFILIATE

Equus Marketing and Design, Inc. ("Equus") is a related party by virtue of common ownership. Equus has paid operating expenses on behalf of the Company supporting short-term working capital requirements. Additionally, Equus has assessed the Company marketing fees for services provided by Equus personnel on the Company's behalf. Marketing fees assessed by Equus totaled $125,500 for the year ended December 31, 2002. The total outstanding balance due to Equus at December 31, 2002 was $318,175.

RAPIDTRON, INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2002

NOTE 5 - LONG-TERM DEBT

Long-term debt at December 31, 2002 is summarized as follows:

19.99% various notes payable to financing         $ 3,622
company, secured by computer equipment,
payable in monthly installments ranging
from $41 to $54 including interest,
through various maturity dates from
August 2005 to December 2005

NOTE 6 - RELATED PARTIES

The Company shares a facility with Equus. Equus is the lessee of the facility and the Company is assessed monthly rent expense of $5,659.04, however, there is no formal sublease agreement in place. Total rent expense for the calendar and fiscal year ended December 31, 2002 was $62,249.44.

NOTE 7 - NOTE PAYABLE TO BANK

Prime rate note payable to bank plus 2.0% $ 140,000 (prime rate at December 31, 2002 was 4.75%), commencing April 25, 2002 through maturity July 2003. Monthly interest only payments with the entire unpaid principal due at maturity, secured by stockholders of the Company

NOTE 8 - CONTRACT CANCELLATION

The Company was awarded a signed contract with Bombardier Transit Corporation in the amount of $4,350,000, to provide access control equipment with RF readers for the Las Vegas Monrail project. Upon receipt of the signed contract, the Company received $1,375,000 as a deposit on this contract. Effective June 2002, the Company was terminated from the Bombardier Transit Corporation contract. No further work will be done and the Company will not be required to refund any portion of the deposit money received. These monies were recognized as income in calendar year 2002.

NOTE 9 - CONCENTRATIONS

The Company purchases 100% of its access control systems from a foreign corporation located in Austria under an exclusive distribution agreement. This relationship represents a significant concentration. The Company is attempting to commensurate a strategic relationship that would bring the Company and this vendor under the same ownership.